Exhibit 99.2

This is an unofficial English translation of the draft terms of transfer of seat of Constellium SE in the Dutch language. In case of differences in translation, the Dutch text shall prevail

TRANSFER OF CORPORATE SEAT PROPOSAL OF CONSTELLIUM SE

Dated June 28, 2019

THE UNDERSIGNED

constituting the entire board of directors (the “Board”) of Constellium SE, a European public limited liability company under Dutch law (societas Europaea), having its seat in Amsterdam, the Netherlands, its office address at Tupolevlaan 41-61, 1119 NW Schiphol-Rijk, the Netherlands, and registered in the Dutch trade register number 34393663 (the “Company”).

HEREBY PROPOSE THE FOLLOWING DRAFT TERMS OF THE TRANSFER OF SEAT

1.	CORPORATE SEAT PROPOSAL

1.1.	It is proposed to transfer the seat/registered office and headquarters of the Company from Amsterdam, the Netherlands to Paris, France (“Transfer of Corporate Seat”).

1.2.

The Transfer of Corporate Seat will be effected in accordance with the provisions of Section 8 of Council Regulation (EC) No. 2157/2001 on the Statute for a European company of 8 October 2001 (Verordening (EG) Nr. 2157/2001 betreffende the statuut van de Europese vennootschap) (the “SE Regulation”) and Sections 3, 4 and 5 of the Dutch Implementation Act (Uitvoeringswet verordening Europese vennootschap).

1.3.

The Transfer of Corporate Seat is the second part of a two-step plan to move the Company from the Netherlands to France. The first step was the conversion of the Company from a public limited liability company under Dutch law (naamloze vennootschap) into a European public limited liability company (societas Europaea) (the “Conversion”).

1.4.	The Conversion was completed on June 28, 2019.

1.5.	In order to reduce costs and simplify the corporate structure, the Board expects to move the Company to France by January 31, 2020.

1.6.	As a result of the Transfer of Corporate Seat, the type of legal entity, name, official seat and address of the Company shall be as follows:

(a)	prior to the Transfer of Corporate Seat:

Constellium SE, a European public limited liability company, having its seat in Amsterdam, the Netherlands, and its office address at Tupolevlaan 41-61, 1119 NW Schiphol-Rijk, the Netherlands.

(b)	after the Transfer of Corporate Seat:

Constellium SE, a European public limited liability company, having its seat/registered office in Paris, France, and its headquarters address at Washington Plaza 40-44 Rue Washington 75008 Paris, France.

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2.	AMENDMENT OF THE ARTICLES OF ASSOCIATION

2.1.

It is proposed to amend the Company’s articles of association at the moment the Transfer of Corporate Seat becomes effective. The amendment of the Company’s articles of association is required to reflect the Company’s new seat and to meet the requirements from the SE Regulation and French company law.

2.2.

The articles of association of the Company currently read as indicated in Annex A to this proposal. The articles of association of the Company shall be amended on the occasion of the Transfer of Seat as indicated in Annex B.

3.	EFFECTS ON THE EMPLOYEES’ INVOLVEMENT IN CONNECTION WITH THE TRANSFER OF SEAT

3.1.	In connection with the Transfer of Seat a Special Negotiation Body (the “SNB”) has been established.

3.2.

On April 11, 2018 the Company and the SNB entered in an agreement. Under the agreement with the SNB the Company has to provide information to and consult with the Societas Europaea Comité d’ Entreprise (the “SE-WC”) regularly on an annual basis and also in case of exceptional circumstances, any transnational scheme or decision likely to have a major impact on the workforce’s interests in at least two of the following: member states of the European Union, the states of the European Economic Area or Switzerland. However, the SE-WC will not have the power to block or prevent any Constellium SE Board decisions or actions, including the decision to implement the Transfer of Corporate Seat. The terms under the agreement with the SNB are substantially similar to the terms of the Company’s existing obligations to employees.

4.	TIMETABLE

The timetable of the Transfer of Corporate Seat shall be as follows:

(i)	filing and announcement of the Transfer of Corporate Seat proposal and Board report: July 2, 2019;

(ii)	notice for convening an extraordinary general meeting of shareholders of the Company: August 19, 2019;

(iii)	end of creditors opposition period: 2 months after the announcement mentioned under (i);

(iv)	general meeting of shareholders of the Company to resolve on the Transfer of Corporate Seat: September 16, 2019;

(v)

execution of the documents in relation to the Transfer of Corporate Seat, including the execution of the deed of amendments to the articles of association of the Company, under the condition precedent (opschortende voorwaarde) of the registration of the Company in France: 16 September 2019; and

(vi)	application for registration of the Company in France with the French Commercial Court: by January 31, 2020.

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5.	RIGHTS OF SHAREHOLDERS AND CREDITORS

5.1.

The shareholders will resolve on the Transfer of Corporate Seat and the amendment of the articles of association. If less than half of the issued capital is represented at the meeting, the resolution requires a 2/3 majority. If more than half of the issued capital is represented at the meeting, the resolution requires a simple majority.

5.2.

Pursuant to Section 4(2) of the Dutch Implementation Act, each creditor may oppose to the Transfer of Corporate Seat proposal by means of submission of an application at the District Court in Amsterdam, specifying the required security, until two months from the date the Company has announced the filing of the Transfer of Seat proposal at the Dutch trade register.

5.3.

Pursuant to Section 8(4) of the SE Regulation the shareholders and creditors shall be entitled, at least one month before the general meeting of shareholders is held for approval of the Transfer of Corporate Seat, to examine at the Company’s office in the Netherlands this proposal and the Board report and, on request, to obtain copies of those documents free of charge.

6.	REVOCATION OF THE TRANSFER OF CORPORATE SEAT PROPOSAL

The Board shall be authorized at its sole discretion to revoke the Transfer of Corporate Seat of the Company until such Transfer of Corporate Seat becomes effective.

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The Board of Directors

/s/ Jean-Marc Germain	/s/ Richard Byrl Evans
By: Jean-Marc Germain	By: Richard Byrl Evans
Title: Executive Director	Title: Non-Executive Director

/s/ Peter Frans Hartman	/s/ Michiel Christofoor Maria Brandjes
By: Peter Frans Hartman	By: Michiel Christofoor Maria Brandjes
Title: Non-Executive Director	Title: Non-Executive Director

/s/ Guy Henri Louis René Maugis	/s/ Philippe Claude Andre Guillemot
By: Guy Henri Louis René Maugis	By: Philippe Claude Andre Guillemot
Title: Non-Executive Director	Title: Non-Executive Director

/s/ Werner Gunter Paul Paschke	/s/ Lori Ann Walker
By: Werner Gunter Paul Paschke	By: Lori Ann Walker
Title: Non-Executive Director	Title: Non-Executive Director

/s/ John Ormerod	/s/ Martha Brooks
By: John Ormerod	By: Martha Brooks
Title: Non-Executive Director	Title: Non-Executive Director

/s/ Stéphanie Frachet
By: Stéphanie Frachet
Title: Non-Executive Director

(4)

Annex A

(The current articles of association of the Company)

[separate page to be included]

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ARTICLES OF ASSOCIATION OF

CONSTELLIUM SE

(unofficial translation)

The company is registered in the Dutch trade register under number 34393663.

1.	DEFINITIONS

The following definitions shall apply in these articles of association:

“Articles of Association”: these articles of association.

“Board”: the board of directors of the Company.

“Chairman”: a member of the Board appointed as chairman.

“Company”: Constellium SE.

“Depositary receipt”: depositary receipt for Shares.

“Distributable Equity”: means the part of the Company’s equity which exceeds the aggregate of the paid up and called up part of the share capital and the reserves which must be maintained pursuant to the laws of the Netherlands.

“Executive Director”: a member of the Board appointed as executive director.

“General Meeting”: the body consisting of the Persons with meeting rights, as well as, the meeting thereof, as the case may be.

“Group”: has the meaning as defined in section 2:24b of the Dutch Civil Code.

“Constellium Group”: the Company and the other members of its group as defined in section 2:24b of the Dutch Civil Code.

“Group Company”: a legal entity or company with which the Company is affiliated in a Group.

“Non-Executive Director”: a member of the Board appointed as non-executive director.

“Ordinary Share Class A”: means an ordinary share Class A in the capital of the Company.

“Persons with meeting rights”: (a) holders of Shares, (b) such persons with rights attributed by law to holders of depositary receipts issued with the Company’s cooperation, and (c) such other persons referred to in article 26.2.

“Regulated Stock Exchange”: a regulated market or a multilateral trading facility as referred to in section 1:1 of the Financial Supervision Act or a system comparable to a regulated market or multilateral trading facility from a State which is not a Member State.

“Share”: means a share in the capital of the Company. Unless the contrary is apparent, this shall include each Ordinary Share Class A, as well as any Depositary receipts, if any.

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“Subsidiary”: has the meaning attributed thereto in section 2:24a of the Dutch Civil Code.

2.	NAME AND SEAT

2.1.	The name of the Company is: Constellium SE.

2.2.	The Company has its registered office in Amsterdam and its headquarters in the Netherlands.

3.	OBJECTS

The objects of the Company are:

•	to incorporate, to participate in, to finance, to collaborate with, to manage, to supervise businesses, companies and other enterprises and provide advice and other services;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to finance and/or acquire businesses and companies;

•

to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned activities;

•	to invest funds;

•	to provide guarantees and security for debts of legal persons or of other companies with which the Company is affiliated in a Group or for the debts of third parties;

•	to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

4.	CAPITAL AND SHARES

4.1.

The Company’s authorised capital amounts to eight million euro (EUR 8,000,000) and is divided into four hundred million (400,000,000) Ordinary Shares Class A, each with a nominal value of two euro cents (EUR 0.02).

4.2.	The Shares shall be numbered in such a manner that they can be distinguished from each other at any time.

4.3.	No share certificates shall be issued for the Shares.

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5.	REGISTER OF SHAREHOLDERS

5.1.	All Shares shall be registered and shall be available in the form of an entry in the register of shareholders.

5.2.

With due observance of the applicable statutory provisions in respect of the Shares, a register of shareholders shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at one more than one address. Part of the register of shareholders may be kept abroad, including in order to comply with applicable foreign statutory provisions or rules of the New York Stock Exchange=and any other stock exchange where Shares are listed.

5.3.	The form and contents of the register of shareholders shall be determined by the Board with due observance of the provisions of articles 5.2 and 5.5.

5.4.	All entries and notes in the register shall be signed by one or more persons authorised to represent the Company.

5.5.	Each shareholder’s name, address and such further information as required by law or considered appropriate by the Board, shall be recorded in the register of shareholders.

5.6.

Upon his request, a shareholder shall be provided free of charge with written evidence of the contents of the register of shareholders with regard to the shares registered in his name, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board. In order to comply with applicable foreign statutory provisions or rules of the New York Stock Exchange and any other stock exchange where Shares are listed, the Company may allow inspection of the register of shareholders by, or provide information included in the register of shareholders to, any applicable supervisory authority.

5.7.	The provisions of articles 5.5 and 5.6 shall equally apply to persons who hold a pledge on or usufruct in a Share.

6.	ISSUE OF SHARES

6.1.

Shares shall be issued pursuant to a resolution, containing the price and further terms of issue, of (i) the General Meeting, or (ii) the Board if designated thereto by the General Meeting for a period permitted by law. Such designation of the Board by the General Meeting must provide for the number of shares which may be issued. Unless the Board is designated to issue Shares, a resolution to issue Shares may only be adopted upon a proposal of the Board.

The designation may be extended from time to time for a period permitted by law. Unless the designation provides otherwise, it cannot be revoked.

6.2.

Within eight (8) days after a resolution of the General Meeting to issue Shares or to designate the Board as the competent body to issue Shares, the full wording of the resolution shall be deposited at the office of the Dutch Trade Register.

6.3.	Within eight (8) days after the end of each calendar quarter, an issue of Shares in such quarter shall be notified to the office of the Dutch Trade Register, stating the number of Shares issued.

6.4.

The provisions of articles 6.1 up to and including 6.3 shall apply accordingly to granting rights to subscribe for Shares, but do not apply to the issue of Shares to persons exercising a previously acquired right to subscribe for Shares.

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7.	PRE-EMPTIVE RIGHTS

7.1.

Without prejudice to the applicable legal provisions, upon the issue of Ordinary Shares Class A, or rights to subscribe for Ordinary Shares Class A, each holder of Ordinary Shares Class A shall have a pre-emptive right in proportion to the aggregate nominal value of his Ordinary Shares Class A, subject to the provisions of articles 7.2, 7.3 and 7.6.

7.2.

Holders of Ordinary Shares Class A shall not have a pre-emptive right on (i) Ordinary Shares Class A which are issued against in-kind contributions, or (ii) Ordinary Shares Class A which are issued to employees of the Company or of a Group Company.

7.3.

Prior to each issue of Ordinary Shares Class A, the pre-emptive rights may be limited or excluded by the General Meeting. The pre-emptive right may also be limited or excluded by the Board, if designated thereto by the General Meeting, for a period permitted by law. The designation may be extended, from time to time, for a period permitted by law. Unless the designation provides otherwise, it cannot be revoked.

Unless the Board is designated to limit or to exclude the pre-emptive rights, a resolution to limit or exclude the pre-emptive right will be adopted at the proposal of the Board. If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to limit or exclude such pre-emptive right or to make such designation.

7.4.

Within eight (8) days after each resolution of the General Meeting to designate the Board as the competent body to limit or exclude the pre-emptive right, the wording of the resolution involved shall be deposited at the office of the Dutch Trade Register.

7.5.

The Company shall announce an issue with pre-emptive rights pursuant to article 7.1 and the time frame within which the pre-emptive rights may be exercised in the Government Gazette (Staatscourant) and in a nationally distributed newspaper, unless the announcement to all shareholders is made in writing and sent to their addresses, and furthermore in such other manner as may be required to comply with the rules of the New York Stock Exchange and any other stock exchange where Shares are listed.

Pre-emptive rights pursuant to article 7.1 may be exercised at least two weeks from the day of the announcement in the Government Gazette or, if the announcement is made in writing, at least two weeks from the day of the mailing of the announcement.

7.6.

Holders of Ordinary Shares Class A shall not have a pre-emptive right in respect of Ordinary Shares Class A which are issued to a person exercising a previously acquired right to subscribe for Ordinary Shares Class A.

8.	PAYMENT FOR SHARES

8.1.	The full nominal value of each Ordinary Share Class A must be paid upon subscription, and, in addition, if the Ordinary Share Class A is issued at a higher amount, the difference between such amounts.

8.2.

Payment for a Share must be made in cash insofar as no in-kind contribution has been agreed upon. Payment in a currency other than Euro may only be made with the consent of the Company and with due observance of the provisions of section 2:93a of the Dutch Civil Code.

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8.3.	Non-cash contributions on shares are subject to the provisions of section 2:94b of the Dutch Civil Code.

9.	OWN SHARES, RIGHT OF PLEDGE ON OWN SHARES

9.1.	When issuing shares, the Company may not subscribe for Shares.

9.2.	Any acquisition by the Company of Shares that are not fully paid-up shall be null and void.

9.3.	The Company may acquire fully paid-up Shares for no consideration, or if:

(a)	the Distributable Equity is equal or greater than the purchase price; and

(b)

the aggregate nominal value of the Shares to be acquired, and of the Shares already held, by the Company and its Subsidiaries, and of the Shares over which the Company has a right of pledge, does not exceed one-half of the Company’s issued capital.

9.4.

The calculation set out in article 9.3(a), shall be made on the basis of the amount of equity appearing from the last adopted balance sheet less (i) the aggregate acquisition price of the Shares, (ii) the loans granted in accordance with section 2:98c paragraph 2 of the Dutch Civil Code and (iii) any distributions of profits or at the expense of reserves to others which have become due by the Company and its Subsidiaries after the balance sheet date.

An acquisition in accordance with article 9.3 shall not be permitted if more than six (6) months have lapsed since the end of a financial year without the annual accounts having been adopted.

9.5.	The Board shall require the authorisation of the General Meeting for an acquisition of Shares for a consideration.

Any authorisation shall be valid for a maximum of eighteen months.

The General Meeting shall determine in the authorisation the number of Shares that may be acquired, how they may be acquired and the applicable price range.

The authorisation referred to in this article 9.5 is not required to the extent the Company acquires its Shares in order to transfer such Shares to employees of the Company or of a Group Company pursuant to an employee incentive scheme, provided that such Shares are quoted on the official list of any stock exchange.

9.6.	The Company may be a pledgee of its Shares in accordance with the limitations pursuant to applicable law.

9.7.

No voting rights may be exercised in the General Meeting for any Share held by the Company or a Subsidiary. However, pledgees and usufructuaries of Shares owned by the Company or a Subsidiary are not excluded from exercising voting rights if the right of

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pledge or the usufruct was created before the Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share pledged to it or for which it holds a right of usufruct. Shares on which, in accordance with applicable law no vote may be cast, shall not be taken into account in determining the extent to which the shareholders vote are present or represented, or the extent to which the share capital is provided or represented.

9.8.	The acquisition of Shares by a Subsidiary shall be subject to the provisions of section 2:98d of the Dutch Civil Code.

9.9.	The foregoing provisions of this article 9 shall not apply to Shares which the Company acquires by universal succession of title.

10.	REDUCTION OF CAPITAL

10.1.

Upon the proposal of the Board, the General Meeting may resolve to reduce the Company’s issued capital in accordance with the relevant statutory requirements. Such resolution must designate the Shares to which the resolution pertains and must describe the implementation of the resolution.

A partial repayment or waiver of the obligation to pay up the Shares must be effected on a pro-rata basis in respect of all Shares.

10.2.	A reduction of the Company’s issued capital may be effected:

(a)	by cancellation of Shares held by the Company or for which the Company holds the Depositary receipts; or

(b)	by reducing the nominal value of Shares, to be effected by an amendment to the Articles of Association.

10.3.

If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to reduce the Company’s issued capital.

10.4.	A reduction of the nominal value of Shares without repayment must be effected in proportion to all Shares. This principle may be deviated from with the consent of all shareholders concerned.

10.5.

The notice convening the General Meeting at which a proposal to reduce the Company’s issued capital will be made, shall describe the purpose of the capital reduction and the manner in which it is to be achieved.

10.6.	A reduction of the Company’s issued capital shall furthermore be subject to the provisions of sections 2:99 and 2:100 of the Dutch Civil Code.

11.	TRANSFER OF SHARES

11.1.

For as long as Shares are admitted to the official listing on a Regulated Stock Exchange, the transfer of a Share (but not depository receipts issued therefor) and the creation or transfer of a limited right thereon shall require a private deed to that effect and, except in the event the Company is party to that legal act, an acknowledgement in writing by the Company of the transfer. The acknowledgement shall be given in the private deed, or by a

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dated statement embodying such acknowledgement on the private deed or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor. Serving of such private deed, copy or extract on the Company shall be deemed to be an acknowledgement.

11.2.

If the Shares are no longer admitted to an official listing of a Regulated Stock Exchange, a transfer of a Share (but not depository receipts issued therefor) and the creation or transfer of a limited right shall, inter alia, require a notarial deed to that effect.

11.3.	The acknowledgement of transfer by the Company shall be signed by one or more persons authorised to represent the Company.

11.4.	The provisions of articles 11.1 and 11.2 shall apply correspondingly to the allotment of Shares in the event of partition of any community of property.

12.	JOINT HOLDING OF SHARES

If one or more Shares are jointly held by two or more persons, such persons may jointly exercise the rights attaching to those Shares, provided that these persons shall be represented for that purposes by one from their midst or by a third party authorised by them for that purpose by a written power of attorney. The Board may determine whether or not, subject to certain conditions, an exemption from the condition set forth in the previous sentence applies.

13.	PLEDGE OF SHARES AND USUFRUCT ON SHARES

13.1.	The provisions of article 11 shall apply accordingly to the creation or transfer of a pledge or a usufruct on Shares.

13.2.

Upon the creation of a right of pledge or usufruct on a Share, the voting rights attached to such Share may not be assigned to the pledgee or usufructuary. The pledgee or usufructuary shall not have the rights conferred by the laws of the Netherlands upon holders of Depositary Receipts issued with a Company’s cooperation.

14.	THE BOARD; APPOINTMENT, SUSPENSION AND DISMISSAL

14.1.	The management of the Company shall be conducted by the Board.

14.2.

The Board shall consist of, and its duties shall be allocated to, one or more Executive Directors and three or more Non-Executive Directors. The number of Executive Directors and Non-Executive Directors shall be decided by the Board.

Only natural persons can be Non-Executive Directors.

14.3.

The General Meeting appoints members of the Board from a binding nomination to be drawn up by the Board in accordance with section 2:133 of the Dutch Civil Code. The resolution of the General Meeting specifies whether a member of the Board is appointed as Executive Director or a Non-Executive Director.

If the nomination has not been made or has not been made in due time, this shall be stated in the convocation and the General Meeting shall be free to appoint a member of the Board at its discretion.

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For such resolution of the General Meeting appointing a member of the Board which is not pursuant to a binding nomination drawn up by the Board, a majority of at least two thirds of the votes cast, representing at least half of the issued capital shall be required.

14.4.

Notwithstanding the foregoing, the General Meeting may at all times overrule the binding nature of a nomination provided that such resolution of the General Meeting requires a majority of at least two thirds of the votes cast, representing at least half of the issued capital. In that event the Board may draw up a new binding nomination to be submitted to a subsequent General Meeting.

Should such second nomination also be deprived of its binding character in the manner provided for in this article 14.4, the General Meeting shall be free to appoint, provided that a resolution of the General Meeting to appoint shall require a majority of two thirds of the votes cast, representing at least half of the issued capital.

14.5.	At a General Meeting, votes in respect of the appointment of a member of the Board can only be cast for a candidate or candidates named in the agenda of the meeting or explanatory notes thereto.

14.6.

Members of the Board may be suspended or dismissed by the General Meeting at any time. A resolution of the General Meeting to suspend or dismiss a member of the Board pursuant to a proposal by the Board shall be passed with an absolute majority of the votes cast.

A resolution of the General Meeting to suspend or dismiss a member of the Board other than pursuant to a proposal by the Board shall require a majority of two thirds of the votes cast, representing at least half of the issued capital.

14.7.	Executive Directors may be suspended by the Board at any time.

14.8.	The Company shall have a policy governing the remuneration of the Board.

The policy will be adopted by the General Meeting upon the proposal of the Board.

14.9.

The remuneration of the Executive Directors will be determined by the Board with due observance of the policy referred to in article 14.8. Executive Directors shall not participate in the decision-making concerning the adoption of the remuneration of Executive Directors.

The remuneration of the Non-Executive Directors will be determined by the General Meeting with due observance of the policy referred to in article 14.8.

Proposals concerning plans or arrangements in the form of Shares or rights to subscribe for Shares for members of the Board shall be submitted by the Board to the General Meeting for its approval. Such proposals must, at a minimum, state the number of shares or share options that may be granted to the Board and the criteria that apply to the granting of such Shares or rights to subscribe for Shares or the alteration of such arrangements.

15.	CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD, SECRETARY

15.1.	The Board may appoint an Executive Director as Chief Executive Officer for such period as the Board may decide. In addition, the Board may grant other titles to an Executive Director.

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15.2.	The Board shall appoint a Non-Executive Director to be Chairman of the Board for such a period as the Board may decide.

15.3.

The Board may appoint one or more of the Non-Executive Directors as vice-chairman of the Board for such a period as the Board may decide. If the Chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such duties of the Chairman entrusted to him by the Board.

15.4.	The Board may appoint a Secretary from outside its members. The Secretary may be removed from office at any time by the Board.

16.	POWERS; ALLOCATION OF DUTIES AND DECISION-MAKING PROCESS

16.1.

With due observance of the limitations set out in the Articles of Association and subject to the allocation of duties referred to in article 16.5, the Board is charged with the management of the Company.

16.2.	The Board shall adopt resolutions by an absolute majority of the total number of votes cast, unless article 16.4 second sentence applies.

Blank votes shall be considered null and void.

The Board shall meet at least once every three months to discuss the progress and foreseeable development of the Constellium Group’s business.

16.3.	At meetings of the Board, each member of the Board shall be entitled to cast one vote.

In the event of a tie of votes, the Chairman shall have the casting vote.

16.4.

In addition to the relevant provisions of the Articles of Association, the Board may adopt internal rules regulating its decision making process and working methods, including rules in the event of conflicts of interest. Such internal rules shall also specify any quorum requirements applicable to resolutions of the Board.

The internal rules can furthermore provide that one or more members of the Board are duly authorised to resolve on matters which belong to their respective range of duties.

The Board should at least adopt resolutions concerning the following categories of matters, all as may by further specified in the internal rules referred to above from time to time:

(a)	changing the nature or scope of the business, the organisational structure (when material) or the corporate identity of the Constellium Group;

(b)	setting the agenda for and proposing resolutions to the General Meeting;

(c)	approving the Company’s annual accounts and determining the auditor’s remuneration;

(d)	approving Constellium’s Group overall strategy and strategic plan, operational business plan and yearly budget, and setting and monitoring Constellium Group’s major performance and operation targets;

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(e)	Approving constellium Group’s remuneration strategies and (proposals for) the appointment, suspension and dismissal of Constellium Group’s key management;

(f)	establishing and amending internal rules governing certain bodies within the Constellium Group;

(g)	changing the location of the operational headquarters of the Company and the location or relocation of activities or industrial sites material to Constellium Group;

(h)	approving material investments, divestments or the initiation of programs, as well as the entering into or termination of strategic alliances or cooperation agreements;

(i)	repurchasing, cancelling or issuing shares (or similar changes to the Company’s share capital);

(j)	approving the framework for material financing arrangements (including loans, credits, sureties and guarantees); and

(k)	deciding on other measures or business of fundamental significance or involving an abnormal level of risk.

16.5.

The Board may adopt an internal allocation of duties for each member of the Board individually, provided that (i) the day to day management of the Company shall be entrusted to the Executive Directors and (ii) the duty to supervise the performance of the Executive Directors cannot be taken away from the Non-Executive Directors.

The internal allocation of duties can be implemented in the rules as referred to in article 16.4.

16.6.

Without prejudice to its own responsibility, the Board is authorised to appoint persons with authority to represent the Company and, by granting of a power of attorney, conferring such titles and powers as shall be determined by the Board.

16.7.

The Board may establish such committees as it may deem necessary, which committees may consist of one or more members of the Board. The Board appoints the members of each committee, provided that (i) an Executive Director shall not be a member of the audit committee, the remuneration committee or the nomination and governance committee and (ii) a Non-Executive Director shall not be a member of the executive committee, if any.

The Board determines the tasks of each committee, and may at any time change the task and composition of each committee.

16.8.	The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.

16.9.

Without prejudice to the provisions above, decisions of the Board involving a major change in the Company’s identity or character are subject to the approval of the General Meeting, including, but not limited to:

(a)	the transfer of the enterprise or practically the whole enterprise to third parties;

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(b)

to enter or to terminate longstanding joint ventures of the Company or a Subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the Company;

(c)

to acquire or dispose of a participation in the capital of a company worth at least one third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the Company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes, according to the last adopted annual account of the Company, by the Company or a Subsidiary.

16.10.	Failure to obtain the approval defined in article 16.9 shall not affect the authority of the Board or the members of the Board to represent the Company.

17.	CONFLICT OF INTEREST

17.1.

A member of the Board shall not participate in the discussions and decision-making of the Board on a subject or transaction in relation to which he/she has a direct or indirect personal conflict of interest within the meaning of statutory law of the Netherlands.

17.2.

If it has been determined that a member of the Board has a direct or indirect personal conflict of interest within the meaning of statutory law of the Netherlands, such member is deemed to be prevented from acting as referred to in article 18.

17.3.	Notwithstanding the provisions in article 18, if all members of the Board have a conflict of interest as referred to in article 17.2, such resolution shall be adopted by the Board.

18.	VACANCY OR PREVENTED TO ACT

18.1.

If a seat on the Board is vacant or one or more members of the Board are absent or prevented from acting as referred to in section 2:134 paragraph 4 of the Dutch Civil Code, the remaining members of the Board or the sole remaining member of the Board shall be entrusted with the management of the Company.

18.2.

If a member of the Board is prevented from acting pursuant to article 17.2, and only if not all members of the Board have a conflict of interest, such member of the Board is authorised to temporarily designate an entrusted independent individual to replace him in the decision-making for the matter at hand.

18.3.

Notwithstanding the provisions of article 17.3, if all the members of the Board are absent or prevented from acting, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the General Meeting.

19.	REPRESENTATION

19.1.	The Company shall be represented by the Board.

In addition, the authority to represent the Company is vested in the Chief Executive Officer solely, as well as in two Executive Directors acting jointly.

(16)

19.2.

The Board is authorised to engage in legal transactions in which special obligations are imposed on the Company, relating to the subscription for Shares or legal transactions that concern contributions on Shares other than in cash as referred to in section 2:94 of the Dutch Civil Code, without the prior approval of the General Meeting.

20.	INDEMNIFICATION MEMBERS OF THE BOARD

20.1.	The members and former members of the Board shall be reimbursed by the Company for:

(a)

reasonable cost of conducting a defence against claims, including claims by the Company, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request; and

(b)	any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request.

20.2.	There shall be no entitlement to indemnity as referred to in this article 20:

(a)	if and to the extent the laws of the Netherlands would not permit such indemnification;

(b)

if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar), unless the laws of the Netherlands provide otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(c)	if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

20.3.

Except if the claim is instituted by the Company itself, the relevant current or former member of the Board shall follow the Company’s instructions relating to the manner of his or her defence and consult with the Company in advance about the manner of such defence. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defence, or (iii) agree on a settlement, without the Company’s prior written consent.

20.4.	The Company may take out liability insurance for the benefit of current or former members of the Board.

20.5.	The Board may, by agreement or otherwise, give further implementation to the indemnity.

21.	FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT

21.1.	The Company’s financial year shall be concurrent with the calendar year.

(17)

21.2.	The Board shall prepare the annual accounts within the period set under or pursuant to the law. The Board shall also, within the period mentioned above, prepare an annual report.

21.3.	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

21.4.	The annual accounts shall be signed by all members of the Board or, if the signature of one or more of them is lacking, this fact and the reason therefore shall be indicated.

21.5.

The General Meeting shall instruct a registered accountant or a firm of registered accountants, as defined in section 2:393 paragraph 1 of the Dutch Civil Code, to audit the annual accounts and the annual report by the Board, to report thereon, and to issue an auditor’s certificate with respect thereto.

If the General Meeting fails to issue such instructions, the Board shall be authorised to do so.

The Company shall ensure that the annual accounts and, insofar as required, the annual report and the information to be added by virtue of the laws of the Netherlands are kept at its office as from the day on which notice of the annual General Meeting is given in which the annual accounts and the annual report shall be discussed and in which the adoption of the annual accounts shall be resolved upon. Persons with meeting rights may inspect the documents at that place and obtain a copy free of charge.

If these documents are amended, this obligation shall also extend to the amended documents.

21.6.	The annual accounts shall be adopted by the General Meeting.

21.7.

At the General Meeting at which it is resolved to adopt the annual accounts, any proposals concerning release of the Directors from liability for the exercise of their duties, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion at such General Meeting or at a subsequent General Meeting.

22.	ALLOCATIONS OF PROFIT

22.1.	The Company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent of the Distributable Equity.

22.2.	Distribution of profit may be effected after the adoption of the annual accounts which show that such distribution is permitted.

22.3.	The Board shall determine which part of the profits shall be reserved.

22.4.	With due observance of article 22.3, the allocation of profits shall be determined by the General Meeting.

22.5.

The Board may make interim distributions to holders of Shares only to the extent that the requirements set forth in article 22.1 are satisfied as apparent from an (interim) financial statement drawn up in accordance with the law.

(18)

22.6.	The Board may resolve to make a distribution at the expense of any reserve of the Company.

22.7.	Distributions on Shares payable in cash shall be paid in Euro, unless the Board determines that payment shall be made in another currency.

22.8.	Any distribution on Shares may be paid in kind instead of in cash, provided that this will at all times require the approval of the Board.

22.9.	Dividend, interim dividend or distribution shall be paid within thirty days of adoption at the place and in the manner indicated by the Board.

If a dividend, interim dividend or distribution is declared, the persons entitled thereto shall be those who are holders of Shares as at a record date to be determined by the Board for that purpose; this may not be a date which is before the date on which the dividend, interim dividend or other distribution was declared.

Any claim that a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.

22.10.

No distributions shall be made on Shares held by the Company, unless these Shares have been pledged or a usufruct has been created in these Shares and the authority to collect distributions or the right to receive distributions, respectively, accrues to the pledgee or the usufructuary, respectively. For the computation of distributions the Shares, on which no distributions shall be made pursuant to this article 22.10 shall not be taken into account.

23.	GENERAL MEETINGS; ANNUAL GENERAL MEETINGS, EXTRAORDINARY GENERAL MEETINGS, CONVOCATION

23.1.	Annually, a General Meeting shall be held within six months of the end of the financial year.

23.2.	General meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (Schiphol).

23.3.	General Meetings shall be convened by the Board in accordance with applicable law.

23.4.

Other General Meetings shall be held as often as the Board deems this necessary or upon the written request of those entitled to attend meetings, representing at least one-tenth of the issued capital, to the Board setting out in detail the matters to be considered.

23.5.

An item proposed by one or more shareholders having the right thereto according to the next sentence, will be included in the convocation or announced in the same manner, provided the Company receives such substantiated request or a proposal for a resolution no later than the sixtieth day prior to the day of the meeting.

Consideration may be requested by one or more holders of Shares representing jointly at least the percentage of the issued capital or the amount as prescribed in section 2:114a of the Dutch Civil Code.

The requirement of a written request is met if the request is electronically recorded.

(19)

24.	GENERAL MEETINGS; CHAIRMAN

24.1.

The General Meetings will be presided over by the Chairman or, in his absence by the vice-chairman of the Board, if both are absent; the General Meeting shall appoint the chairman. Until that moment, a member of the Board appointed for that purpose by the Board shall act as chairman of the meeting.

24.2.	The chairman of the meeting shall appoint a secretary for the meeting.

24.3.

The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the Articles of Association.

25.	MINUTES; RECORDING OF SHAREHOLDERS’ RESOLUTIONS

25.1.

The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and shall be signed by them as evidence thereof.

25.2.

The chairman of the meeting or those who convened the meeting may determine that a notarial record must be prepared of the proceedings at the meeting. The notarial record shall be co-signed by the chairman of the meeting.

26.	GENERAL MEETINGS; ENTITLEMENT TO ATTEND GENERAL MEETINGS

26.1.

Persons with meeting rights are entitled, in person or through an attorney authorised in writing for the specific meeting, to attend the General Meeting, to address the meeting and, in so far they have such right, to vote.

26.2.

For the application of article 26.1, Persons with meeting rights are considered those persons who (i) on a date determined by the Board in accordance with applicable law (the “record date”) have those rights, and (ii) are as such registered in (a) register(s) determined by the Board, irrespective of who is holder of the Shares at the time of the General Meeting.

26.3.	The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

26.4.

In order for a Person with meeting rights to be admitted to a General Meeting, that person must give prior written or electronic notice to the Company of his intention to attend that General Meeting in advance of such General Meeting, within a period determined by the Board. Also, at the request of or on behalf of the chairman of the General Meeting, each person who wishes to exercise the right to vote and to attend the General Meeting must sign the attendance list.

26.5.	The members of the Board shall have the right to attend the General Meeting.

In these meetings they shall have an advisory vote.

26.6.	The chairman of the meeting shall decide on the admittance of other persons to the meeting.

(20)

26.7.

If so determined by the Board and announced at the time of convening the meeting, each holder of Shares has the right to attend the General Meeting by electronic means either in person or represented by a person holding a written proxy, to address that meeting and to exercise his voting right, provided that the use of the electronic means by this shareholder enables the identification of the shareholder and enables the shareholder to directly take note of the discussions at that General Meeting and participate in the deliberations of that General Meeting. The previous sentence shall also apply to others who are entitled to attend General Meeting pursuant to article 26.2.

26.8.	For the application of article 26.7 the requirement to have a written proxy is met in case the proxy is laid down via electronic means.

26.9.

If so determined by the Board and announced at the time that the General Meeting is convened, votes can be cast prior to the General Meeting by electronic means, but such votes cannot be cast prior to the record date.

26.10.

The Board is authorised to adopt regulations regarding the use of electronic means. If the Board used its authority to adopt such regulations these shall be made available at the time the General Meeting is convened.

27.	GENERAL MEETINGS; VOTING RIGHTS

27.1.	Each Share shall confer the right to cast one vote.

Insofar as the law or the Articles of Association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required.

27.2.	The chairman of the meeting determines the method of voting, which includes oral, written or electronic voting.

The chairman may determine that the voting will be done by acclamation in which case notes will be made of abstentions and negative votes if requested.

In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot.

Voting by written ballot shall take place by means of sealed, unsigned ballot papers.

Votes cast by electronic means or letter preceding the General Meeting will be similarly disposed with votes cast during the General Meeting if the Board prescribes so and this is announced with the convocation.

27.3.

If there is a tie in voting the issue shall be decided by drawing lots, if it involves a proposal in an election of persons. If it concerns matters, the proposal shall be rejected in the event the votes tie. Invalid and blank votes and abstentions shall be considered null and void.

28.	AMENDMENTS OF THE ARTICLES OF ASSOCIATION, MERGER, DEMERGER, DISSOLUTION AND LIQUIDATION

28.1.

Without prejudice to sections 2:331 and 2:334ff of the Dutch Civil Code, the General Meeting may only upon a proposal by the Board resolve to amend the Articles of Association, to conclude a legal merger ( juridische fusie) or a demerger (splitsing), or to dissolve the Company.

(21)

If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to amend the Articles of Association.

28.2.

The proposal shall be available at the offices of the Company from the day of the convocation to the General Meeting until the close of such General Meeting for inspection by Persons with meeting rights; copies of the proposal shall be made available free of charge to Persons with meeting rights, upon request.

28.3.	Upon dissolution, the liquidation of the Company shall be effected by the Board, unless the General Meeting has designated one or more other liquidators.

28.4.

The balance remaining after payment of the debts of the dissolved Company shall be transferred to the holders of Ordinary Shares Class A in proportion to the aggregate nominal value of the Ordinary Shares Class A held by each.

28.5.	During the liquidation, the Articles of Association shall remain in force as much as possible.

(22)

Annex B

(The proposed articles of association of the Company after the Transfer of Seat)

[separate page to be included]

(23)

TITLE I

FORM, NAME, OBJECT, REGISTERED OFFICE, AND DURATION OF THE COMPANY

ARTICLE 1 - FORM

The company shall be a European company.

Created on the fourteenth of May two thousand and ten in the form of a “besloten vennootschap met beperkte aansprakelijkheid” (B.V.) and transformed into “naamloze vennootschap” (N.V.) on the twenty-first of May two thousand and thirteen, it continues to exist among the owners of the shares composing its capital, after transformation into a European company pursuant to a general meeting dated the twenty-seventh of June two thousand and nineteen two thousand and nineteen and then transfer of its registered office to France pursuant to a general meeting dated the [sixteenth of September] two thousand and nineteen two thousand and nineteen.

It is governed by all applicable laws and regulations, as well as these Articles of Association.

ARTICLE 2 - COMPANY NAME

The company name is:

CONSTELLIUM SE.

In all deeds and documents issued by the company and intended for third parties, the name shall always be immediately preceded or followed by the words: “société européenne” or the initials “SE” and the amount of share capital.

ARTICLE 3 - COMPANY OBJECT

The object of the company, directly or indirectly, in any form, in France and in all countries, is:

•	to incorporate, to participate in, to finance, to collaborate with, to manage, to supervise businesses, companies and other enterprises and provide advice and other services;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to finance and/or acquire companies and any businesses;

•

to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned activities;

•	to invest funds;

•	to provide guarantees and security for debts of legal persons or of other companies with which the Company is affiliated in a Group or for the debts of third parties;

•	to undertake all that which is connected to the foregoing or in furtherance thereof, all of the above being understood in the broadest sense of the words.

(24)

ARTICLE 4 - REGISTERED OFFICE

The company’s registered office and central administration are located at: Washington Plaza, 40-44 rue Washington, 75008 Paris, France.

The registered office may be transferred to any other location within the French territory, either by decision of the ordinary general meeting or by decision of the Board of Directors, subject to such decision being ratified by the next ordinary general meeting.

If a transfer is approved by the Board of Directors, the latter is authorised to amend the Articles of Association and to carry out the resulting publicity and filing formalities, provided the transfer is submitted for the ratification mentioned hereinabove.

The Board of Directors may establish offices, agencies, or branches wherever it deems useful, and may also remove them.

ARTICLE 5 - DURATION

The company has a duration of ninety-nine (99) years as from its registration with the Paris Trade and Companies Register, except in cases of early dissolution or extension as approved by the extraordinary general meeting.

TITLE II

CAPITAL AND SHARES

ARTICLE 6 - CAPITAL

The capital amounts to [two million seven hundred and thirty-six thousand three hundred and forty euros and forty-two cents (EUR 2,736,340.42)]. It shall be divided, as from [the fifteenth of June two thousand and nineteen], into [one hundred and thirty-six million eight hundred and seventeen thousand twenty-one (136,817,021)] ordinary shares, each with a nominal value of two euro cents (EUR 0.02), fully paid-up and all of the same category.

ARTICLE 7 - FORM OF SHARES, SHAREHOLDING PROCEDURES

Shares shall be either registered (“au nominatif”) or bearer (“au porteur”) shares, at the shareholder’s discretion, in accordance with Article L. 228-1 of the French Commercial Code.

Shares of the Company will be registered either on a register (the “U.S. Register”) maintained in the United States of America by a registrar or on a register (the “French Register”) maintained in France by a registrar, at the shareholder’s discretion.

Shares registered on the U.S. Register will either be in the name of Cede & co, acting on behalf of The Depository Trust & Clearing Corporation (“DTC”), or in the name of holders who want to be directly recorded on the U.S. Register. The shares must be held through a participant in the system managed by DTC and registered on the U.S. Register in the name of Cede & co to be eligible for direct trading on the New York Stock Exchange. Shares registered on the U.S. Register will be in “au porteur” form; they shall be registered in France in the name of a single intermediary in the form of a collective account for the account of all owners of these shares, in accordance with Article L. 228-1, 7th subparagraph of the French Commercial Code.

(25)

Shares registered on the French Register may be in “au nominatif” form or in “au porteur” form”, at the shareholder’s discretion, it being specified that these shares may not be traded in this form on the NYSE.

On the effective date of the transfer of the registered office in France, all shares comprising the company’s capital shall be entered in the U.S. Register. Any shareholder seeking to transfer its shares from one register to another will have to give proper instructions, at its own cost, to its broker or the Company, as the case may be.

ARTICLE 8 - TRANSFERS

Any transfer of shares shall be made pursuant to law and to these Articles of Association. Shares shall be transmitted by transfer between accounts, according to the procedures defined by the laws and regulations in force.

Shares shall be freely transferable.

ARTICLE 9 - THRESHOLD CROSSING

Any natural person or legal entity acting alone or in concert, who come to own, directly or indirectly, a number of shares equal to or greater than five per cent (5%), ten per cent (10%), fifteen per cent (15%), twenty per cent (20%), twenty-five per cent (25%), thirty per cent (30%), thirty-three/thirty-three thousand three hundred and thirty-three hundred thousandth per cent (33.33333%), fifty per cent (50%), sixty-six/sixty-six thousand six hundred and sixty-seven hundred thousandth per cent (66.66667%) or ninety per cent (90%) of the total number of shares or voting rights must, within five (5) trading days after the shareholding threshold is crossed, notify the company, by certified letter with acknowledgement of receipt, of the total number of shares or voting rights that it owns alone, directly or indirectly, or in concert.

Moreover, it shall also inform the company, in its threshold notification letter, (i) of the number of securities held giving deferred rights to the shares to be issued and the corresponding voting rights, and (ii) of the number of shares already issued or the voting rights it may acquire by virtue of agreements or financial instruments mentioned in Article L. 211-1 of the French Monetary and Financial Code.

The same obligations apply if the participation in capital or voting rights falls below one of the thresholds stipulated hereinabove.

Moreover, any person or entity who holds a number of shares equal to or greater than ten per cent (10%), fifteen per cent (15%), twenty per cent (20%) or twenty-five per cent (25%) of the total number of shares or voting rights in the company shall, within five (5) trading days after the shareholding threshold is crossed, inform the company of the objectives it intends to pursue over the six (6) months to come.

Following a period of six (6) months, any person or entity who continues to hold a number of shares or voting rights equal to or greater than the fractions mentioned hereinabove, shall renew its statement of intent, in compliance with the aforementioned terms, for each new period of six (6) months.

(26)

This statement shall specify whether the person or entity is acting alone or in concert, if it plans to discontinue or continue its purchases, to acquire or not the control of the company, to request its appointment or that of one or several persons as director.

The company reserves the right to share with the public and shareholders either the objectives that it has been notified of, or the relevant person’s failure to comply with the aforementioned obligation.

For the application of the preceding subparagraphs, the shares or voting rights listed in paragraphs 1 to 8 of Article L. 233-9 I of the French Commercial Code shall be considered equivalent to the shares or voting rights held by a person or an entity.

Neither Cede & Co, acting on behalf of DTC, DTC, nor the intermediary acting as “intermédiaire inscrit” per subparagraph seven of Article L. 228-1 of the French Commercial Code are required to make the statements covered in this article, for all of the shares for which Cede & Co, DTC and such intermediary, respectively, are registered in such capacity in the books.

ARTICLE 10 - MANDATORY PUBLIC OFFER

Any natural or legal persons acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, who comes into possession, otherwise than following a voluntary takeover bid, directly or indirectly, of more than thirty per cent (30%) of the equity securities or voting rights of the company, shall file a draft takeover bid on all the capital and securities granting access to the capital or voting rights, and on terms that comply with applicable U.S. Securities law, rules of the U.S. Securities and Exchange Commission (SEC) and NYSE rules.

The same requirement applies to natural or legal persons, acting alone or in concert, who directly or indirectly own a number between thirty per cent (30%) and half the total number of equity securities or voting rights of the company and who, in less than twelve consecutive months, increase the holding, in capital or voting rights, of at least one per cent (1%) of the securities or voting rights of the company.

When a draft offer is submitted, the price proposed must be at least equal to the highest price paid by the offeror, acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, over a period of twelve (12) months preceding the event giving rise to the obligation to submit the draft offer.

In the event of a clear change in the characteristics of the company, if the market for its securities so justifies or in the absence of a transaction by the offeror, acting alone or in concert, over the company’s shares during the twelve-month period mentioned in the first paragraph, the price will be fixed by an expert appointed in accordance with Article 1592 of the French Civil Code and determined according to the objective evaluation criteria usually used, the characteristics of the company and the market of its securities, it being specified that the expert will be required to take into account, in its assessment, the criteria identified by the French Commission des Opérations de Bourse, the French Autorité des Marchés Financiers (“AMF”) and the French courts.

(27)

The obligation to file a draft public offer does not apply if the person or persons concerned justify to the company the fulfilment of one of the conditions listed in Articles 234-7 and 234-9 of the AMF’s Règlement Général. In the event of disagreement between the parties, an expert will be appointed, at the request of the most diligent party, by the president of the commercial court, ruling in the form of interim relief, for the purpose of determining whether or not it is necessary to file a draft public offer, it being specified that the expert will be required to apply the relevant provisions of the AMF’s Règlement Général as well as the criteria issued by the French Conseil des marchés financiers, the AMF and the French courts.

Neither Cede & Co, acting on behalf of DTC, DTC, nor the intermediary acting as “intermédiaire inscrit” per subparagraph 7 of Article L. 228-1 of the French Commercial Code are subject to the requirements covered in this article, for all of the shares for which Cede & Co, DTC and such intermediary, respectively, are registered in such capacity in the books.

ARTICLE 11 - RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

The rights and obligations attached to the share follow the share, in any hand it passes, and the transfer includes all dividends accrued, unpaid, and accruing, and, as applicable, the share of reserves and provisions.

Share ownership entails, ipso facto, the holder’s approval of these Articles of Association as well as of the decisions of the general meetings.

The voting right attached to the company’s shares shall be proportional to the percentage of the capital they represent, and each of the company’s shares shall carry one vote.

Each share entitles the holder, in the ownership of the company assets, profit-sharing, and liquidation surplus, to a percentage proportional to the number of existing shares, taking into account, as the case may be, the amortised and non-amortised capital, paid-up or unpaid capital, the nominal amount of the shares and the rights of the different categories of shares.

Whenever it is necessary to own more than one share to exercise any right, the single shares or shares in fewer numbers than required shall confer no rights on their holders against the company, and in such cases the shareholders shall be personally responsible for pooling the required number of shares.

TITLE III

COMPANY ADMINISTRATION

ARTICLE 12 - BOARD OF DIRECTORS

1. Composition

The company shall be directed by a Board composed of natural or legal persons between three and eighteen in number, appointed by the general meeting. In the event of a merger, this number may be increased under the conditions provided by law.

(28)

Any legal person shall, upon its appointment, assign a natural person as permanent representative to the Board of Directors. The permanent representative’s term of office shall be the same as that of the legal person he or she is representing. If the legal person removes its permanent representative, it shall immediately provide a replacement. The same provisions apply in the event of the permanent representative’s death or resignation.

The general meeting may decide that the Board of Directors shall be renewed annually on a rotating basis, such that this rotation involves a given fraction of the number of directors.

The directors’ term of office is three (3) years renewable. By way of exception, (a) the general meeting may choose a director for a shorter term so that the renewal of the directors’ terms of office may be spread out over time, (b) the directors in office immediately before the day of registration of the Company in the registre du commerce et des sociétés of Paris shall remain in office thereafter, for a duration equal to their remaining term of office before such registration.

A director’s term of office ends at the close of the ordinary general meeting called to approve the financial statements for the past financial year and held in the year during which the term of office of said director expires.

Directors may be reappointed at any time. They may be removed at any time by a decision of the general meeting.

In the event of a vacancy through the death or resignation of one or more directorships, the Board of Directors may make temporary appointments between two general meetings. The director appointed to replace another director whose term of office has not expired remains in office only for as long as the remaining term of his or her predecessor’s office.

A company employee may be appointed as a director. His or her employment contract must correspond to an actual position. In such cases he or she does not lose the benefit of his or her contract of employment.

The number of directors bound to the company by a contract of employment may not exceed one-third (1/3) of the directors in office.

The number of directors who are more than seventy-five (75) years of age shall not exceed one-third (1/3) of the directors in office. If this limit is exceeded during the terms of office, the oldest director shall automatically be considered to have resigned at the close of the next general meeting.

2. Chair - Bureau of the Board of Directors

The Board of Directors elects a Chairman from among its members who must be a natural person. The Board of Directors sets his or her term office, which cannot exceed that of his or her directorship, and may remove him or her at any time. The Board sets his or her compensation.

(29)

The Chairman organises and directs the tasks of the Board, which he or she then reports to the general meeting. He or she oversees the proper functioning of the various bodies of the company and, in particular, ensures that the directors are able to fulfil their mission.

The Board Chairman may not be more than seventy-five (75) years of age. If the Chairman reaches that age during his or her term, he or she shall automatically be considered to have resigned. However, his or her term of office shall be extended until the next meeting of the Board of Directors during which his or her successor shall be appointed. Subject to this provision, the Board Chairman may be re-elected at any time.

Moreover, the Board, if it sees fit, appoints a vice-chairman from among its members, whose term of office it sets within the limit of that of his or her directorship.

The Board appoints a secretary, who may be chosen from outside the directors and shareholders.

ARTICLE 13 - MEETING OF THE BOARD OF DIRECTORS

13.1.	The Board of Directors meets as often as required by the company’s interests, at the registered office or at the location indicated in the convening notice, and at least every three (3) months.

13.2.	Directors shall be convened to Board meetings by the Chairman. Convocation may be made through any written means.

The Chairman must convene the Board of Directors within seven (7) days following a reasoned request made in this sense by the Chief Executive Officer, if the offices of Chairman and Chief Executive Officer are separate, or at least one-third (1/3) of the members of the Board of Directors. If this request goes unanswered, the requesters may themselves convene the meeting, stating the agenda.

Moreover, the directors representing at least one-third (1/3) of the Board members may validly convene the meeting if the Board of Directors has not met for more than two (2) months. In this case, they must state the meeting’s agenda.

The Board meets either at the company’s registered office or in any other location in France or outside France.

An attendance record shall be kept, and the minutes drawn up after each meeting.

Meetings of the Board of Directors shall be chaired by the Board Chairman. In the event of the Chairman’s absence or prevention, the Board of Directors shall entrust the Chairman’s duties to the vice-chairman. In the event of the absence or prevention of these latter, the Board shall appoint one of its members to chair each meeting; if there is a tied vote for this appointment, the meeting shall be chaired by the eldest candidate.

13.3.	For the Board’s deliberations to be valid, more than half of the Board members must be present or represented.

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The Board of Directors’ decisions shall be taken by a majority vote; if the votes are tied, the Chairman’s vote shall be decisive.

13.4.

In addition to the relevant provisions of these Articles of Association, the Board of Directors may adopt rules of procedure in order to organize its decision-making process and working method, including the rules in case of a conflict of interest. These rules of procedure may stipulate, specifically, that the directors attending the Board meeting via videoconference and telecommunications methods shall be considered to be in attendance, in accordance with regulations in force.

13.5.	Each director receives the information required to perform his or her duties and, by virtue of his or her office, may obtain any and all documentation he or she deems useful.

13.6.	Any director may assign the power, even by letter, fax, or electronic mail, to another director to represent him or her in a Board meeting, but each director may only have one proxy during a meeting.

13.7.

Copies or extracts of the deliberations of the Board of Directors shall be validly certified by the Chairman of the Board of Directors, the Chief Executive Officer, the Deputy Chief Executive Officers, the director temporarily delegated to the duties of the chairman, or a proxy authorised for that purpose.

ARTICLE 14 - POWERS AND DUTIES OF THE BOARD OF DIRECTORS

The Board of Directors sets the guidelines for the company’s activity and oversees their implementation, in accordance with its corporate interest, taking into consideration the social and environmental impact of its activity. Subject to the powers expressly assigned by law to the shareholders’ meetings and within the limit of the corporate purpose, it hears any issue relevant to the company’s smooth operation and, by means of its deliberations, settles the matters of concern to it.

In its relations with third parties, the company shall be bound even by the decisions of the Board of Directors that do not come under the corporate purpose, unless the company can prove that the third party knew that the decision exceeded that purpose or that it could not have been unaware of this in light of the circumstances; publication of the Articles of Association alone does not constitute sufficient proof.

The Board of Directors proceeds with the controls and checks that it deems advisable.

Moreover, the Board of Directors exercises the special powers conferred on it by law.

The Board of Directors may appoint, from within, one or more special committees, of which it sets the composition and powers and which carry out their activity under its responsibility. Each committee shall report on its missions at the next meeting of the Board of Directors.

Directors, non-voting members, and any other person called to attend meetings of the Board of Directors are bound not to disclose, as applicable, even after the end of their duties, the information they have on the company and the disclosure of which could compromise the company’s interests, except for cases in which such disclosure is required or allowed by law or in the public interest.

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ARTICLE 15 - GENERAL MANAGEMENT

15.1.	The company’s executive management shall be assumed by a natural person appointed by the Board of Directors and given the title of Chief Executive Officer (directeur général).

If the company’s executive management is assumed by the Chairman (président), the laws, regulations, and statutes pertaining to the Chief Executive Officer shall be applicable to him or her. He or she shall take the title of Chairman and Chief Executive Officer (président-directeur général).

The Chief Executive Officer shall be vested with the broadest powers to act in all circumstances in the company’s name. He or she shall exercise his or her powers within the scope of the corporate purpose and subject to those that the law expressly assigns to shareholders’ meetings and the Board of Directors.

He or she shall represent the company in its relations with third parties. The company shall be bound even by the actions of the Chief Executive Officer that do not belong to the corporate purpose, unless it can prove that the third party knew that the decision exceeded that purpose or that it could not have been unaware of this in light of the circumstances; publication of the Articles of Association alone does not constitute sufficient proof.

15.2.

The Chief Executive Officer shall not be more than seventy (70) years of age. If the Chief Executive Officer reaches that age limit, he or she shall be considered to have resigned. However, his or her term of office shall be extended until the next meeting of the Board of Directors during which the new Chief Executive Officer is appointed.

15.3.

The Board of Directors may remove the Chief Executive Officer at any time. If the removal is approved without due cause, it may give rise to damages, unless the Chief Executive Officer is taking office as the Chairman of the Board of Directors.

15.4.

By a simple resolution passed by a majority vote of the directors present or represented, the Board of Directors shall choose whether the general management of the company is to be assumed by the Chairman of the Board or by another natural person.

15.5.	Shareholders and third parties shall be informed of this choice in accordance with the laws and regulations.

The Board of Directors’ choice thus made shall remain in force until an opposing decision by the Board or, at the Board’s discretion, throughout the Chief Executive Officer’s term of office.

If the company’s general management is assumed by the Chairman of the Board of Directors, the provisions applicable to the Chief Executive Officer shall be applicable to him or her.

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15.6.

On a proposal by the Chief Executive Officer, the Board of Directors may appoint one or more natural persons to assist the Chief Executive Officer as Deputy Chief Executive Officer (directeur général délégué).

In agreement with the Chief Executive Officer, the Board of Directors shall set the scope and duration of the powers conferred on the Deputy Chief Executive Officers. The Board of Directors shall set their compensation. If a Deputy Chief Executive Officer is a director, his or her duties cannot outlast his or her directorship.

With regard to third parties, Deputy Chief Executive Officers have the same powers as the Chief Executive Officer; Deputy Chief Executive Officers have the power to litigate.

The number of Deputy Chief Executive Officers may not exceed five.

The Deputy Chief Executive Officer(s) shall be removable at any time by the Board of Directors, as proposed by the Chief Executive Officer. If the removal is approved without due cause, it may give rise to damages.

A Deputy Chief Executive Officer may not be more than seventy (70) years of age. If a Deputy Chief Executive Officer in office reaches that age limit, he or she shall automatically be considered to have resigned. However, his or her term of office shall be extended until the next meeting of the Board of Directors during which a new Deputy Chief Executive Officer could potentially be appointed.

If the Chief Executive Officer ceases to perform or is prevented from performing his or her duties, the Deputy Chief Executive Officer(s) shall retain all duties and powers until the appointment of the new Chief Executive Officer, unless decided otherwise by the Board of Directors.

ARTICLE 16 - NON-VOTING MEMBERS

The Board of Directors may appoint one or more non-voting members (censeurs) from among the shareholders, natural or legal persons, or elsewhere, but they shall not be more than two (2) in number.

The non-voting members’ term of office shall be set by the Board of Directors, not to exceed three (3) years. The duties of a non-voting member shall end at the close of the ordinary general meeting called to approve the financial statements for the past year and held in the year during which the term of office of said non-voting member expires.

Non-voting members may be re-elected at any time. The Board of Directors may put an end to their term of office at any time.

In the event of the death, resignation, or severance of a non-voting member for any other reason, the Board of Directors may replace him or her for the remainder of his or her term of office.

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Non-voting members shall be called upon to attend meetings of the Board of Directors as observers and may be consulted by the latter or by the Chairman and take part in the deliberations with a consultative voice only; however their absence cannot affect the validity of the deliberations. They shall be convened to Board meetings under the same conditions as directors.

Non-voting members shall not be remunerated for their duties. However, the Board of Directors may authorise the reimbursement of the expenses that the non-voting members incur in the company’s interest.

ARTICLE 17 - INDEMNIFICATION OF DIRECTORS

The members and former members of the Board of Directors shall be reimbursed for:

(a)

reasonable cost of conducting a defense against claims, including claims by the company (other than such claims for which such members or former members of the Board have been declared responsible for by a final court decision), based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request; and

(b)	any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request.

There shall be no entitlement to indemnity:

(a)	if and to the extent the laws of France would not permit such indemnification;

(b)

if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as willful (faute intentionnelle), intentionally reckless (faute lourde) or falling outside the exercise of its duties (faute détachable); or

(c)	if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

Except if the claim is instituted by the company itself, the relevant current or former member of the Board of Directors shall follow the company’s instructions relating to the manner of his or her defense and consult with the company in advance about the manner of such defense. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defense, or (iii) agree on a settlement, without the company’s prior written consent. The company may take out liability insurance for the benefit of current or former members of the Board.

ARTICLE 18 - RELATED-PARTY AGREEMENTS

Pursuant to subparagraph 6 of Article L. 229-7 of the French Commercial Code, Articles L. 225-38 to L. 225-42 of the said Commercial Code are applicable to agreements entered into by the company.

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TITLE IV

STATUTORY AUDITORS

ARTICLE 19 - STATUTORY AUDITORS

The company is audited, per the conditions set by law, by one or more statutory auditors meeting the legal conditions of eligibility. When the legal conditions are met, the company shall appoint at least two statutory auditors.

Each statutory auditor shall be appointed by the ordinary general meeting.

If the ordinary general meeting fails to elect a statutory auditor, any shareholder may petition the court to appoint one, with the Chairman of the Board of Directors duly summoned. The term of office of the court-appointed statutory auditors shall end when the ordinary general shareholders’ meeting has duly appointed the statutory auditor(s).

TITLE V

GENERAL MEETINGS

ARTICLE 20

1. Convocation

General meetings shall be convened and held per the conditions and deadlines set forth by the laws and regulations.

Meetings shall be held at the registered office or at any other location specified in the convocation.

2. Entitlement

The right to attend general meetings shall be documented by the book entry of shares in the name of the shareholder or of the intermediary registered on his or her behalf in the company registers in accordance with the deadlines and conditions set forth by law.

Shareholders who do not attend the meeting in person may choose one of the following options:

•	be represented by the intermediary registered on their behalf; or

•	assign a proxy to another shareholder, to their spouse, or to the partner with whom they have entered into a civil union (pacte civil de solidarité); or

•	vote by mail; or

•	send a proxy to the company without indicating an assignment, in accordance with the conditions set forth by the laws and regulations in force.

3. Videoconference voting

Under the conditions set forth by applicable laws and regulations, the Board of Directors may arrange for shareholders to attend and vote by videoconference or other means of telecommunications that allow for a person’s identification. If the Board of Directors decides to exercise this option for a given meeting, the Board of Directors’ decision is recorded in the meeting notice and/or convocation.

(35)

Shareholders attending meetings by videoconference or any of the other means of telecommunications mentioned hereinabove, at the Board of Directors’ discretion, shall be considered present for the calculation of quorum and majority.

4. Committee - Attendance sheet - minutes

Meetings shall be presided over by the Chairman of the Board of Directors or, in his or her absence, by the Chief Executive Officer, by a Deputy Chief Executive Officer if he or she is a director, or by a director specially appointed for that purpose by the Board. Failing that, the meeting shall elect its own Chairman.

The committee shall include a Chairman and two scrutineers. The scrutineers’ duties shall be performed by the two members of the meeting who have the highest number of votes, if they are present and accept these duties.

The committee shall appoint a secretary, who need not be a shareholder.

At each meeting, an attendance sheet shall be kept, with the powers assigned to authorised agents appended to it as well as any absentee ballots, and minutes shall be taken of the meeting.

This attendance sheet may be regularised by the general meeting committee following the company’s acceptance of the information transmitted by the registrar of the U.S. Register on the disposals made, before the second (2nd) business day preceding the meeting at zero hour, Paris time, as applicable, by shareholders who have already cast their vote before that date. Indeed, the company is obligated to invalidate or amend votes cast by shareholders who have thus disposed of their shares, pursuant to Articles R. 225-85 and R. 225-86 of the French Commercial Code. Consequently, in view of the transmission deadlines for this information, the attendance sheet prepared at the general meeting shall be a draft document until it is regularised. The outcome of voting on the resolutions shall be final after the information thus transmitted is taken into account.

Copies or extracts of the meeting minutes shall be validly certified by the Chairman of the Board of Directors, by a director performing the duties of Chief Executive Officer, or by the meeting secretary.

5. Quorum and majority

Shareholders’ decisions shall be made at the general meeting.

Only the extraordinary general meeting shall be authorised to amend any or all provisions of the Articles of Association.

The ordinary general meeting shall make all other decisions falling within the competence of a general meeting.

Special meetings shall be attended by holders of a given category of shares, assuming that such is created, to decide on any amendment to the rights in respect of shares of that category.

(36)

The ordinary general meeting held on the date set by the first convening notice validly deliberates where the shareholders present, represented or having voted by correspondence hold at least one-fifth (1/5) of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting; no quorum is required for such second meeting.

The extraordinary general meeting held on the date set by the first convening notice validly deliberates where the shareholders present, represented or having voted by correspondence hold at least one-fourth (1/4) of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is one-fifth (1/5) of the voting shares.

Special meetings held on the date set by the first convening notice may validly deliberate where the shareholders present, represented or having voted by correspondence hold at least one-third (1/3), on first notice, and, failing which, one-fifth (1/5) for the meeting held on the date set by the second convening notice or in the case of postponement of the second meeting.

The ordinary general meeting’s decisions shall be made by a majority of votes validly cast.

Decisions of the extraordinary general meetings and special meetings shall be made by a two-thirds (2/3) majority of votes validly cast.

Votes cast shall not include those attached to shares for which the shareholder has not taken part in voting or has abstained or has returned a blank or invalid vote.

TITLE VI

COMPANY RESULTS

ARTICLE 21 - FINANCIAL YEAR

Each financial year shall last one calendar year, beginning on the first of January and ending on thirty-first of December.

ARTICLE 22 - PROFITS - LEGAL RESERVE

A mandatory deduction of five percent (5%) of the profit for the financial year, minus any prior losses, shall be allocated to creating a reserve fund known as the “legal reserve.” This deduction shall cease to be mandatory once the amount of the legal reserve reaches one-tenth (1/10) of the capital.

Distributable profit shall comprise profit for the financial year, minus any prior losses and the deduction stipulated in the preceding subparagraph, plus accumulated profit.

ARTICLE 23 - DIVIDENDS

If the financial statements for the year, as approved by the general meeting, show a distributable profit, the general meeting shall decide to enter it in one or more reserve accounts of which it governs the allocation or use, to carry it forward, or to distribute it as dividends.

(37)

After recording the existence of reserves available to it, the general meeting may decide to distribute funds deducted from those reserves. In this case, the decision shall expressly indicate the reserve accounts from which these deductions are made. However, dividends shall first be deducted from the distributable profit for the financial year.

The procedures for issuing payment of dividends shall be set by the general meeting or by the Board of Directors, as appropriate.

Distributions payable in cash shall be approved in euro and paid (i) in euro for all holders of shares held on the French Register and (ii) in U.S. dollars (USD) for all holders of shares entered in the U.S. Register.

For the purposes of paying the dividend in dollars, the general meeting or, as appropriate, the Board of Directors shall set the reference date to be applied for the EUR/USD conversion price.

Dividend payment shall be issued no later than nine (9) months after the close of the financial year.

The general meeting approving the financial statements for the year may grant each shareholder, for some or all of the dividend being distributed, the choice of cash or shares in payment of the dividend.

Likewise, each shareholder may be granted an interim distribution, and for some or all of said interim distribution, the choice of cash or shares in payment of the interim distribution.

The offer of payment in shares, the price, and the conditions for issuing the shares, as well as the request for payment in shares and the conditions for the capital increase, shall be governed by the laws and regulations in force.

The Board of Directors may decide to carry out interim distributions under the conditions set out by the laws and regulations in force.

TITLE VII

DISSOLUTION LIQUIDATION

ARTICLE 24 - EARLY DISSOLUTION

The extraordinary general meeting may decide on the company’s early dissolution at any point in time.

ARTICLE 25 - LOSS OF ONE-HALF OF CAPITAL

If, due to losses recorded in the accounting documents, the shareholders’ equity falls below one-half of the registered capital, the Board of Directors shall, within four months from approval of the financial statements showing such a loss, convene the extraordinary general meeting for the purpose of deciding whether the early dissolution of the company is justified.

(38)

If the decision is not made to dissolve, the capital shall, no later than the closure of the second financial year following the one during which the losses were recorded, and subject to the laws relating to the minimum capital of sociétés anonymes, be reduced by an amount equal to or greater than any losses that could not be charged against the reserves, if, during that period, the equity capital has not been restored to a value equal to or greater than one-half of the capital.

If the general meeting is not held, or if that meeting fails to validly deliberate, any interested party may petition the court for the company’s dissolution.

ARTICLE 26 - EFFECTS OF DISSOLUTION

The company shall be in liquidation from the moment it is dissolved for any reason whatsoever. Its legal personality shall persist for the purposes of this liquidation until the closure thereof.

Throughout the liquidation period, the general meeting shall retain the same powers as it had during the company’s existence.

Shares shall remain tradeable until the closure of the liquidation.

The company’s dissolution shall only have effect with respect to third parties from the date on which said dissolution is published in the trade and corporate register.

ARTICLE 27 - APPOINTMENT OF LIQUIDATORS - POWERS

At the expiration of the company’s duration or in the event of early dissolution, the general meeting shall govern the mode of liquidation and appoint one or more liquidators, whose powers it shall set and who shall perform their duties in compliance with the law.

The appointment of liquidators puts an end to the duties of the directors, the Chairman, the Chief Executive Officer, and the Deputy Chief Executive Officers.

TITLE VIII

NOTIFICATIONS

ARTICLE 28

All notifications provided under these Articles of Association shall be made by certified letter with acknowledgement of receipt or by extrajudicial act. Simultaneously, a duplicate of the notification shall be sent to its recipient by regular mail.

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TITLE IX

DISPUTES

ARTICLE 29

Any disputes that may arise during the life of the company or its liquidation, either among shareholders or between the company and the shareholders, as to the construal or execution of these Articles of Association or, generally, regarding company matters, shall fall within the jurisdiction of the competent courts of the location of the registered office.

As such, in case of a dispute, each shareholder must elect domicile under the jurisdiction of the competent court of the location of the registered office, and all summons and notices shall be lawfully issued to this domicile.

If no domicile is elected, the summons and notices shall be validly made to the Office of the Public Prosecutor (Procureur de la République) of the regional court (Tribunal de Grande Instance) of the location of the registered office.

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